Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-265678, 333-263038, 333-263022, and 333-263041) of RiverSource Life Insurance Company of our report dated February 23, 2023, except as it relates to the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 3 to the consolidated financial statements, as to which the date is September 27, 2023, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
September 27, 2023